News Release

For Further Information

Media Relations: Linda McDougall, 816-932-7542, lmcdougall@hrblock.com
Investor Relations: Becky Shulman, 816-701-4574, bshulman@hrblock.com
                                   Pam Kearney, 816-932-1967, pkearney@hrblock.com

PROPOSED LEGAL SETTLEMENT RESULTS IN NEW DISCLOSURE GUIDELINES
AND BEST PRACTICES IN REFUND ANTICIPATION LENDING

H&R Block’s Financial Literacy and Savings Programs
Help Low-Income Americans Make Informed Choices

FOR RELEASE MAY 9, 2005

        KANSAS CITY, Mo. – Today’s proposed class action settlement, which was the subject of extensive negotiation with class counsel, creates disclosure guidelines that are intended to ensure that H&R Block customers understand all income tax settlement options available, particularly the cost and obligations associated with a refund anticipation loan.

        “With this settlement, we believe H&R Block’s practices can become the foundation for establishing the industry standard in how to responsibly meet the needs of those consumers who choose a refund anticipation loan,” said Mark A. Ernst, chairman and chief executive officer. “These best-in-class disclosures, along with our financial literacy and savings programs, will help consumers make wise choices that improve their financial lives.”

        H&R Block would record an approximate $38 million, after tax charge, or 23 cents per diluted share, in its fourth quarter ended April 30, 2005.

        H&R Block sponsors numerous tax and financial literacy programs that assist low- and moderate-income individuals and working families. A brief review of some of those programs follows.

Financial Literacy Outreach

        Each of H&R Block’s 19 million retail tax clients receive a free financial literacy report providing personalized tax and financial advice that will help Americans lower their taxes, claim valuable tax credits, begin saving for their futures, and qualify for government assistance programs.

        In 2005, the company provided food stamp applications to its eligible clients in 12 states. Earlier education efforts by the company increased consumer inquiries by more than 300 percent to the USDA’s Food Stamp hotline. H&R Block also alerts low-income clients to their eligibility for key government benefits, including children’s health insurance, women’s nutrition programs, and home energy assistance.

        Because H&R Block files nearly a quarter of all federal returns claiming the Earned Income Tax Credit, the company plays a vital role in educating the millions of low-income American workers who remain unaware of the valuable credit. This year alone, H&R Block funded nearly 70 EITC outreach programs across the country in such cities as New York, Miami, Dallas-Ft. Worth and Chicago. It also provided start-up funding for San Francisco’s “Working Families Tax Credit,” which supplements the federal EITC.

Lower-Cost Refund Options

        For the millions of Americans who don’t have bank accounts, cashing their tax refund checks or accessing their refunds through direct deposit to a bank account can be a major problem. H&R Block is helping these “un-banked” consumers receive their refunds on a debit card, which gives them quick access to their money while avoiding costly loan and check-cashing fees.

Encouraging Savings

        H&R Block has helped more than 500,000 taxpayers save over $285 million toward their futures, contributing to the growing awareness that low- and moderate-income individuals can save.

        The company’s “Express IRA” allows tax clients to direct part or all of their tax refund to an FDIC-insured retirement savings account. The accounts can be opened with as little as $300, plus many clients get the additional benefit of a tax credit.

        In addition, the company’s financial literacy efforts have helped taxpayers understand and claim the federal government’s Retirement Saver’s Credit. In 2004, nearly one-fourth of all tax returns claiming the Saver’s Credit were filed by H&R Block, helping taxpayers receive more than $196 million in tax credits. H&R Block also helps its clients save for college and home ownership.

        “Each tax interview with our clients is a teachable moment, an opportunity for us to offer financial education and advice, and we take this responsibility seriously,” Ernst said.

Additional Information

        H&R Block will post to its Investor Relations web site additional information regarding the proposed settlement.

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About H&R Block:

Celebrating its 50th anniversary in 2005, H&R Block is the world’s largest tax services provider, having served more than 400 million clients since 1955. The sixth largest retailer in the world, H&R Block has more than 12,000 locations serving taxpayers primarily in the United States, Canada and Australia.

H&R Block’s subsidiaries deliver tax services and financial advice, investment and mortgage services, and business accounting and consulting services. H&R Block Financial Advisors Inc. offers investment services and securities products. With approximately 1,000 financial advisors serving clients at approximately 270 locations, H&R Block Financial Advisors is a member NYSE, SIPC, a registered broker-dealer and investment advisor. H&R Block Inc. is not a registered broker-dealer and is not a registered investment advisor. H&R Block Mortgage Corp. offers a full range of retail mortgage services. Option One Mortgage Corp. provides mortgage services and offers wholesale mortgages through large financial institutions and a network of approximately 25,000 independent mortgage brokers. RSM McGladrey Business Services Inc. and its subsidiaries serve mid-sized businesses and their owners with tax, accounting and business consulting services, as well as personal wealth management services. H&R Block Small Business Resources is a new business currently operating in 14 U.S. cities that serves the tax, financial and business needs of small business owners. H&R Block Small Business Resources is not a licensed CPA firm. For more information about the company, visit our Online Press Center at www.hrblock.com.